Exhibit 99

    Sypris Reports Fourth Quarter Earnings; Revenue Increases 56%

    LOUISVILLE, Ky.--(BUSINESS WIRE)--Feb. 10, 2005--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported revenue increased 56% to a record $121.7 million for the fourth quarter compared to $78.2 million for the prior year period. The Company reported a loss for the period of $1.5 million, or $0.08 per diluted share, compared to a profit of $3.4 million, or $0.23 per diluted share, for the fourth quarter of 2003. The results for the quarter reflect a 20% increase in weighted average shares outstanding to 17.9 million shares compared to 14.9 million shares for the prior year period, or approximately $0.02 per diluted share.
    For the full year 2004, revenue increased 54% to a record $425.4 million from $276.6 million for the year-earlier period. Net income for the year was $7.4 million, or $0.42 per diluted share, compared to $8.1 million, or $0.56 per diluted share, for 2003. The results for 2004 reflect a 21% increase in weighted average shares outstanding to
17.7 million shares for 2004 compared to 14.7 million shares for the prior year, or approximately $0.09 per diluted share.
    In addition, while the Company has not fully completed the internal control assessment process with the related auditor attestation under Section 404 of the Sarbanes-Oxley Act, the Company has no reason to believe that the results of that assessment process will result in the identification of any material weaknesses.
    "The fourth quarter proved to be extremely difficult," said Jeffrey T. Gill, president and chief executive officer. "The record increase in revenue was overshadowed by cost overruns that were incurred to increase manufacturing capacity, launch new programs and respond to shortages in material during a period of escalating customer demand. We expect the cost overruns to decrease over the first half of 2005 as the new manufacturing cells are completed and new programs enter full production, after which we expect margins to gradually return to historical levels."
    "The outlook for continued growth remains positive, with net orders increasing 30% to $129.7 million during the quarter, resulting in an increase in net orders of 48% to a record $476.4 million when compared to 2003. Backlog increased as well, rising 26% to $249.8 million at the end of 2004, while new contract awards increased to a record $1.5 billion from $639 million for the prior year. Execution will be key and will ultimately determine our future level of success."

    The Industrial Group

    Revenue for our Industrial Group increased 200% to $75.3 million in the fourth quarter from $25.1 million for the prior year period, but decreased 4% sequentially from the third quarter of 2004 due primarily to the fewer number of work days in the period. Gross profit for the quarter increased 17% to $2.8 million from $2.4 million for the same period in 2003, but declined sequentially from $8.8 million in the third quarter of 2004, primarily due to excessive overtime and other expenses to accommodate late material deliveries and rapidly changing demand, changes in product mix, costs associated with the installation of new manufacturing cells and inefficiencies associated with the ramp up of new programs.
    For the full year 2004, revenue for our Industrial Group increased 172% to a record $260.4 million from $95.9 million in the prior year period, primarily as a result of increased shipments under new long-term contracts with Dana and ArvinMeritor, and a 33% increase in commercial vehicle production during the year. Gross profit for 2004 increased 144% to $23.7 million from $9.7 million for the prior year period as a result of the increase in shipments to Dana and ArvinMeritor mentioned previously.
    Gill added, "Our business expanded rapidly during 2004, with revenue growth supported by a 145% increase in orders during the year to a record $318.8 million. Unfortunately, we experienced additional complexity and cost associated with the installation of new manufacturing cells and the launch of a number of new programs at a time when material deliveries and customer needs were changing rapidly. We expect these costs to abate throughout the first half of the year, however, which should set the stage for a meaningful improvement in 2005."

    The Electronics Group

    Revenue for our Electronics Group declined 13% to $46.4 million in the fourth quarter from $53.0 million for the prior year, but increased 16% sequentially from the third quarter of 2004 primarily due to the start up of new programs for certain aerospace and defense customers. Gross profit for the quarter declined to $6.2 million from $11.1 million in the same period in 2003, and 8% sequentially from the third quarter of this year as a result of costs associated with a program cancellation and changes in product mix from higher-margin new product sales to lower-margin manufacturing services.
    For the full year, revenue for our Electronics Group declined 9% to $165.0 million from $180.7 million for the prior year, primarily reflecting lower shipments of data storage products to various agencies of the US government and of circuit card assemblies for an attack helicopter program and an end-of-life missile program, offset by a 17% increase in revenue from test and measurement services. Gross profit for the year declined to $28.4 million from $36.3 million reflecting the lower levels of revenue and the change in mix described above.
    Gill continued, "The performance of our Electronics Group during the quarter and year was impacted by a material reduction in orders for data storage products as a result of the reprioritization of spending by our defense and intelligence agencies to support the needs of our troops abroad. These highly technical systems, while not significant in terms of revenue dollars, typically involve significant intellectual property and therefore yield a higher gross margin than our manufacturing services. Net orders for the quarter declined from the prior year but increased 23% sequentially to $40.8 million, while backlog declined to $118.3 from $125.8 million for the prior year."

    Outlook

    Gill added, "Even though the first quarter traditionally represents the Company's seasonally lowest period, we expect revenue for the first quarter of 2005 to be in the range of $120 to $125 million compared to $89.4 million for the prior year period, which represents a 37% increase at the midpoint of our guidance. Earnings for the first quarter of 2005 are forecast to be in the range of $0.02 to $0.06 per diluted share, based upon 18.5 million weighted average shares outstanding, compared to $0.22 per diluted share and 15.6 million weighted average shares outstanding for the first quarter of 2004. The earnings outlook reflects certain short-term costs in our Industrial Group for the completion of new manufacturing cells, the launch of several new programs, and the continuation of certain supply chain issues, as well as the change in mix experienced by our Electronics Group."
    "We have increased our revenue guidance for the full year 2005 to reflect the scheduled ramp up of new programs from Dana and ArvinMeritor, but have tempered our earnings guidance to reflect a more cautions outlook for the resolution of supply chain issues. Revenue for 2005 is now forecast to be in the range of $525 to $545 million compared to $425.4 million for 2004, which represents a 26% increase in revenue for 2005 at the midpoint of the range. Earnings are expected to increase fairly significantly on a sequential basis beginning with the second quarter as a result of the new automated capacity, shipments under new programs and the elimination of start-up and overtime costs associated with the above. As a result, we expect earnings of $0.65 to $0.85 per diluted share, based upon 18.6 million weighted average shares outstanding, compared to $0.42 per diluted share for 2004, which represents a 79% increase for 2005 at the midpoint of the range."
    Gill continued, "As we move forward, we expect the top line to benefit from the estimated $1.5 billion of new contract awards received during this past year, the continued growth in the commercial vehicle market and the commencement of several new program launches. The Company's earnings outlook remains subject to our ability to complete the installation of the new manufacturing cells in accordance with plan, the timely launch of the new component programs and the stabilization of the global supply chain for steel and steel-related component parts."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.
    This release, and oral statements referring hereto, contain "forward-looking statements," from which actual results may differ materially due to factors such as: cost and availability of raw materials such as steel, components, freight, or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers' scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth, reduction or competitive pressures in our markets; cost, efficiency and yield of our operations including overtime costs; our ability to improve results of acquired businesses and associated costs; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; compliance costs; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.



                        SYPRIS SOLUTIONS, INC.
                         FINANCIAL HIGHLIGHTS
               (In thousands, except per share amounts)

                                                  Three Months Ended
                                                ----------------------
                                                 Dec. 31,     Dec. 31,
                                                   2004         2003
                                                ----------------------
Revenue                                         $121,673     $ 78,171
Net (loss) income                               $ (1,463)    $  3,391
(Loss) earnings per common share:
  Basic                                         $  (0.08)    $   0.24
  Diluted                                       $  (0.08)    $   0.23
Weighted average shares outstanding:
  Basic                                           17,916       14,267
  Diluted                                         17,916       14,868

                                                     Years Ended
                                                ----------------------
                                                 Dec. 31,     Dec. 31,
                                                   2004         2003
                                                ----------------------
Revenue                                         $425,402     $276,605
Net income                                      $  7,407     $  8,135
Earnings per common share:
  Basic                                         $   0.43     $   0.57
  Diluted                                       $   0.42     $   0.56
Weighted average shares outstanding:
  Basic                                           17,119       14,237
  Diluted                                         17,745       14,653



                        SYPRIS SOLUTIONS, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except for per share data)

                                Three Months Ended      Year Ended
                                ------------------  ------------------
                                    December 31,       December 31,
                                   2004      2003     2004      2003
                                 --------  -------  --------  --------
                                    (Unaudited)         (Unaudited)
Net revenue:
  Electronics Group             $ 46,365  $53,032  $164,992  $180,733
  Industrial Group                75,308   25,139   260,410    95,872
                                 --------  -------  --------  --------
     Total net revenue           121,673   78,171   425,402   276,605
Cost of sales:
  Electronics Group               40,118   41,952   136,557   144,467
  Industrial Group                72,560   22,768   236,690    86,126
                                 --------  -------  --------  --------
     Total cost of sales         112,678   64,720   373,247   230,593
Gross profit:
  Electronics Group                6,247   11,080    28,435    36,266
  Industrial Group                 2,748    2,371    23,720     9,746
                                 --------  -------  --------  --------
     Total gross profit            8,995   13,451    52,155    46,012
Selling, general and
 administrative                    9,547    6,601    35,248    26,711
Research and development           1,214    1,048     3,697     4,166
Amortization of intangible
 assets                              185       85       596       194
                                 --------  -------  --------  --------
     Operating (loss) income      (1,951)   5,717    12,614    14,941
Interest expense, net                939      276     2,100     1,693
Other (income) expense, net          (47)      13      (138)      230
                                 --------  -------  --------  --------
     (Loss) income before income
      taxes                       (2,843)   5,428    10,652    13,018
Income tax (benefit) expense      (1,380)   2,037     3,245     4,883
                                 --------  -------  --------  --------
     Net (loss) income          $ (1,463) $ 3,391  $  7,407  $  8,135
                                 ========  =======  ========  ========
(Loss) earnings per common share:

     Basic                      $  (0.08) $  0.24  $   0.43  $   0.57
     Diluted                    $  (0.08) $  0.23  $   0.42  $   0.56
Dividends declared per common
 share                          $   0.03  $  0.03  $   0.12  $   0.12
Weighted average shares
 outstanding:
     Basic                        17,916   14,267    17,119    14,237
     Diluted                      17,916   14,868    17,745    14,653


                        SYPRIS SOLUTIONS, INC.
                      CONSOLIDATED BALANCE SHEETS
                 (in thousands, except for share data)

                                                       December 31,
                                                   -------------------
                                                     2004       2003
                                                   --------  ---------
                                                 (Unaudited)
                                ASSETS
Current assets:
  Cash and cash equivalents                        $ 14,060  $ 12,019
  Accounts receivable, net                          104,637    45,484
  Inventory, net                                     94,252    61,932
  Other current assets                               21,566    11,370
                                                    --------  --------
     Total current assets                           234,515   130,805
Property, plant and equipment, net                  166,940   106,683
Goodwill                                             14,277    14,277
Other assets                                         13,222    11,730
                                                    --------  --------
                                                   $428,954  $263,495
                                                    ========  ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                 $ 61,778  $ 29,598
  Accrued liabilities                                20,378    17,491
  Current portion of long-term debt                   7,000     3,200
                                                    --------  --------
     Total current liabilities                       89,156    50,289
Long-term debt                                      110,000    53,000
Other liabilities                                    22,362    15,425
                                                    --------  --------
     Total liabilities                              221,518   118,714
Stockholders' equity:
  Preferred stock, par value $.01 per share,
   975,150 shares authorized; no shares issued           --        --
  Series A preferred stock, par value $.01 per
   share, 24,850 shares authorized; no shares
   issued                                                --        --
  Common stock, non-voting, par value $.01 per
   share, 10,000,000 shares authorized; no shares
   issued                                                --        --
  Common stock, par value $.01 per share,
   30,000,000 shares authorized; 17,920,500 and
   14,283,323 shares issued and outstanding in
   2004 and 2003, respectively                          179       143
  Additional paid-in capital                        140,898    83,541
  Retained earnings                                  68,724    63,443
  Accumulated other comprehensive income (loss)      (2,365)   (2,346)
                                                    --------  --------
     Total stockholders' equity                     207,436   144,781
                                                    --------  --------
                                                   $428,954  $263,495
                                                    ========  ========

                        SYPRIS SOLUTIONS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)

                                               Year Ended December 31,
                                                      2004     2003
                                                   --------  --------
                                                       (Unaudited)
Cash flows from operating activities:
  Net income                                       $  7,407  $  8,135
   Adjustments to reconcile net income to net cash
    (used in) provided by operating activities:
      Depreciation and amortization                  19,066    12,831
      Other noncash charges                           6,377     7,292
      Changes in operating assets and liabilities,
       net of acquisitions:
        Accounts receivable                         (60,995)   (7,724)
        Inventory                                   (28,495)    6,219
        Other assets                                 (7,196)   (2,427)
        Accounts payable                             33,947     3,154
        Accrued liabilities                           2,479      (205)
                                                    --------  --------
         Net cash (used in) provided by operating
          activities                                (27,410)   27,275
Cash flows from investing activities:
  Capital expenditures                              (55,900)  (22,521)
  Purchase of the net assets of acquired entities   (29,648)  (23,300)
  Proceeds from sale of assets                           47       175
  Changes in nonoperating assets and liabilities       (640)     (171)
                                                    --------  --------
         Net cash used in investing activities      (86,141)  (45,817)
Cash flows from financing activities:
  Net increase in debt under revolving credit
   agreements                                         5,800    19,200
  Proceeds from long-term debt                       55,000        --
  Cash dividends paid                                (2,023)   (1,709)
  Proceeds from issuance of common stock             56,815       667
                                                    --------  --------
         Net cash provided by financing activities  115,592    18,158
                                                    --------  --------
Net increase (decrease) in cash and cash
 equivalents                                          2,041      (384)
Cash and cash equivalents at beginning of period     12,019    12,403
                                                    --------  --------
Cash and cash equivalents at end of period         $ 14,060  $ 12,019
                                                    ========  ========

    CONTACT: Sypris Solutions, Inc., Louisville
             David D. Johnson, 502-329-2000